UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On January 15, 2015, The McClatchy Company (the “Company”) announced that Robert J. Weil, the Company’s Vice President, Operations, who oversees 13 of the Company’s daily newspapers and their affiliated operations in California, the Northwest, Texas, Kentucky and Pennsylvania will retire effective June 30, 2015 (the “Retirement Date”) after 21 years with the Company.

Following the Retirement Date, it is expected that Mr. Weil will provide consulting services to the Company for a period of time. The terms of a consulting agreement, which will be disclosed in a future filing, are yet to be determined. However, compensation for such consulting services is not expected to exceed Sixty Thousand Dollars ($60,000) and reimbursement of business expenses.

In light of Mr. Weil’s mid-year retirement and his stellar and long service, the Compensation Committee has awarded Mr. Weil a service-based incentive for his 2015 service in the amount of Four Hundred and Forty-Three Thousand Eight Hundred and Forty-Five Dollars ($443,845), and an additional amount of Two Hundred Ninety-Eight Thousand Three Hundred and Fifty Dollars ($298,350) representing six-months of base salary continuation. Both amounts will be paid in a single lump sum within 30 days of Mr. Weil’s retirement.

Item 8.01 Other Events.

A copy of the Company’s press release regarding the matter described above is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release of The McClatchy Company, dated January 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 16, 2015	The McClatchy Company

/s/ Karole Morgan-Prager
	By:	Karole Morgan-Prager
Vice President, Corporate Development, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release of The McClatchy Company, dated January 15, 2015.